Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on July 29, 2004

NCR Reports Second-Quarter Results

•	Data Warehousing operating profit up almost 90 percent on 10 percent revenue growth
•	Financial Self Service revenue growth of 27 percent drives operating margin improvement
•	Retail Store Automation revenue and operating profit improve
•	Lower Customer Services results due to revenue decline and incremental severance costs

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported financial results for the quarter ended June 30, 2004, including earnings of $1.27 per diluted share and revenue of $1.45 billion, up 6 percent from the second quarter of 2003. Included in the year-over-year revenue comparison was 3 percentage points of benefit from foreign currency fluctuations, less than the 4 points the company anticipated at the beginning of the quarter.

Operating income for the second quarter was $53 million versus $16 million in the prior-year period. Included in NCR’s second-quarter operating results was $32 million of pension expense, which was $8 million more than the $24 million included in the second quarter of 2003.

NCR reported second-quarter net income of $122 million, or $1.27 per diluted share, versus a net loss of $13 million, or $0.14 loss per diluted share, in the second quarter of 2003.

In addition to strong operational results, the company benefited from an $85 million release of tax accruals, related to the successful resolution of prior-year tax audits, and a $2 million after-tax break-up fee the company received during the quarter. Included in NCR’s 2003 second-quarter results was a $35 million charge for an environmental matter. Excluding these items(1), earnings per share would have been $0.37 in the second quarter of 2004 versus $0.09 in the same period in 2003.

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“NCR delivered another strong quarter, with higher-than-expected revenues in each of our three major business units and further improvements in the cost and expense lines across the company” said Mark Hurd, president and chief executive officer of NCR.

“While we will continue to work to drive revenue and further reduce expenses, these results clearly demonstrate the positive leverage created by our improved operating model. I am very encouraged by our performance to date and confident that our strategy to improve the long-term profitability of NCR is on the right track.”

Operating Segment Results(2)

Data Warehousing

10 percent revenue growth drives 18 percent operating margin, an increase of 7 points

NCR’s Data Warehousing segment reported record second-quarter revenue of $331 million, up 10 percent from the second quarter of 2003. The second-quarter year-over-year revenue comparison included a benefit of 3 percentage points from foreign currency fluctuations.

Operating income of $60 million for the quarter increased from $32 million in the second quarter of 2003 due to higher volume, an attractive contribution margin from incremental revenue and a lower cost structure.

Companies continue to invest in enterprise analytics and are installing and upgrading Teradata® data warehouses to better understand their businesses, customers and financial results.

Financial Self Service

27 percent revenue growth leads to 4 points of operating margin expansion

The Financial Self Service segment generated record second-quarter revenue of $330 million, up 27 percent from the year-ago period. Second-quarter revenue growth included a year-over-year benefit of 4 percentage points from foreign currency fluctuations.

Operating margin of 16 percent improved from 12 percent in the second quarter of 2003 due to higher revenue and a lower cost structure.

Globally, we are seeing continued growth in upgrades, replacements and the purchase of new automated teller machines (ATMs) as banks focus more on branch banking, transaction migration and compliance with regulatory changes. These new deposit-capable ATMs should

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allow banks to reduce cash-handling, check-processing and transportation costs, providing a very attractive return on investment while improving the levels of service and convenience for consumers.

Retail Store Automation

4 percent revenue growth and better cost management generates operating improvement

For the second quarter of 2004, Retail Store Automation generated $212 million of revenue, up 4 percent from $204 million in the second quarter of 2003. The second-quarter year-over-year revenue comparison for Retail Store Automation included a benefit of 3 percentage points from foreign currency fluctuations.

Retail Store Automation improved its operating income by $5 million from the prior-year period due to cost and expense reductions, higher volume and the favorable impact from foreign currency fluctuations.

Although retailers continue to be disciplined in their capital spending, they have begun to replace and upgrade their point-of-sale terminals and expand their deployment of self-checkout systems.

Customer Services

Operating results impacted by actions to improve future profitability, continued pricing pressure and exited businesses

Customer Services reported revenue of $453 million, down 2 percent from the second quarter of 2003. The second-quarter year-over-year revenue comparison for Customer Services included a benefit of 3 percentage points from foreign currency fluctuations.

The Customer Services operating segment generated an $8 million operating loss in the quarter, versus $7 million of operating income in the second quarter of 2003. The reduction in profitability was due to pricing pressure, incremental severance costs to improve future profitability and the continued decline in higher-margin revenue from exited businesses.

Non-Operating Items

Other Expense of $2 million in the second quarter of 2004 was down from $39 million in the prior-year period. During the second quarter of 2004, NCR received a $3 million pre-tax break-up fee associated with a proposed acquisition that was not consummated. Included in NCR’s 2003 second-quarter results was a $35 million charge related to an environmental matter. NCR continues to believe it has established appropriate reserves for this contingent liability.

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The favorable settlement of tax audit issues relating to the period when NCR was a subsidiary of AT&T resulted in a non-cash income tax benefit of $85 million in the quarter.

During the second quarter of 2004, the company repurchased approximately 2 million shares of NCR common stock for approximately $92 million, which more than offset option-exercise activity during the quarter.

Balance Sheet

NCR ended the second quarter with $633 million in cash and short-term investments, a slight decrease from the $666 million cash balance as of March 31, 2004. NCR’s cash balance declined primarily due to significant share-repurchase activity during the second quarter. As of June 30, 2004, NCR had short- and long-term debt of $310 million versus $312 million on March 31, 2004.

Cash Flow

NCR generated $81 million of cash from operations in the second quarter of 2004 versus $98 million in the same period in 2003. Capital expenditures in the second quarter of 2004 were $67 million compared to $45 million of capital expenditures in the year-ago period.

NCR generated $14 million of free cash flow(3) (cash from operations less capital expenditures) in the second quarter of 2004 versus the $53 million of free cash flow generation in the year-ago period. The decrease in free cash flow resulted from higher inventories and increased capital spending.

	For the Period ended June 30
	Three Months		Six Months
	2004	2003	2004	2003
Cash provided by operating activities (GAAP) (1)	$81	$98	$90	$200
Less capital expenditures for:
Net expenditures for reworkable service parts	(22)	(13)	(39)	(45)
Expenditures for property, plant and equipment	(22)	(15)	(33)	(29)
Additions to capitalized software	(23)	(17)	(40)	(33)

Total capital expenditures	(67)	(45)	(112)	(107)
Free cash flow (non-GAAP measure)(3)	$14	$53	$(22)	$93

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Outlook

NCR is increasing full-year 2004 earnings guidance to $1.20 to $1.25 per share to reflect better-than-expected operating results in the first half of the year, as well as $20 million, or approximately $0.15 per share, of incremental severance costs that will moderate NCR’s reported operating results for the year.

	Original 2004 Full-Year Guidance	Increased 2004 Full-Year Guidance
Year-over-year revenue growth:
Total NCR	Flat	2%
Data Warehousing	3-5%	5%
Financial Self Service	3-5%	8-10%
Retail Store Automation	Flat	2-3%
Customer Services	(0-3)%	(3-5)%
Systemedia	Flat	Flat
Payment & Imaging	(0-5)%	(4-6)%
Other	(20-25)%	(10-15)%
Earnings per share – GAAP	$0.85-$0.95	$2.20-$2.25(a)
Earnings per share – non-GAAP(b)	$0.85-$0.95	$1.20-$1.25

(a)	Includes $85 million of tax benefit, $3 million break-up fee and $10 million of real estate gains.

(b)	Excluding items identified above(1).

NCR expects third-quarter earnings per share in the $0.15 to $0.20 range. Third-quarter earnings per share will include approximately $0.04 of incremental severance expense related to the company’s actions to improve future long-term profitability. NCR’s Data Warehousing business was successful in closing several transactions in the second quarter, which resulted in some pull-forward of Data Warehousing revenue from the third quarter.

2004 Second-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s second-quarter results during a conference call today at 10:00 a.m. (ET). Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2004 second-quarter operating results is also available on NCR’s Web site.

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Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP measures exclude the effect of the items listed below

	Results		Guidance
	Q2 2004	Q2 2003	Q3 2004	2004
Earnings Per Share (GAAP)	$1.27	$(0.14)	$0.15-$0.20	$2.20-$2.25
Resolution of prior-year tax audits	0.88	—	—	0.88
Receipt of acquisition-related break-up fee	0.02	—	—	0.02
Gains on real estate transactions	—	—	—	0.10
Addition to environmental reserves	—	0.23	—	—

Adjusted Earnings Per Share (Non-GAAP)	$0.37	$0.09	$0.15-$0.20	$1.20-$1.25

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, the company believes that the exclusion of certain non-operating items is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses its earnings per share excluding these items to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. This non-GAAP measure should not be considered as a substitute for or superior to earnings per share determined in accordance with GAAP.

(2)	The operating segment results discussed in this earnings release exclude the impact of $32 million of pension expense in the second quarter of 2004 and $24 million of pension expense in the second quarter of 2003. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.

(3)	NCR defines free cash flow as cash provided by operating activities less capital expenditures for reworkable service parts, property, plant and equipment and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP, or as a proxy for cash flow available for discretionary spending.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata data warehouses and IT services provide Relationship Technology solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,000 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-service solutions) by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and

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control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2004	2003	2004	2003
Revenue
Products	$761	$675	$1,389	$1,266
Services	691	691	1,353	1,334

Total revenue	1,452	1,366	2,742	2,600

Cost of products	478	444	888	827
Cost of services	581	563	1,139	1,107

Total gross margin	393	359	715	666
% of Revenue	27.1%	26.3%	26.1%	25.6%

Selling, general and administrative expenses	281	287	554	567
Research and development expenses	59	56	116	115

Income (loss) from operations	53	16	45	(16)
% of Revenue	3.7%	1.2%	1.6%	(0.6)%

Other expense, net	2	39	—	44

Income (loss) before income taxes	51	(23)	45	(60)
% of Revenue	3.5%	(1.7)%	1.6%	(2.3)%
Income tax benefit	71	10	72	20

Net income (loss)	$122	$(13)	$117	$(40)

% of Revenue	8.4%	(1.0)%	4.3%	(1.5)%

Net income (loss) per common share
Basic	$1.30	$(0.14)	$1.24	$(0.42)

Diluted	$1.27	$(0.14)	$1.22	$(0.42)

Weighted average common shares outstanding
Basic	94.1	94.8	94.4	95.4
Diluted	96.1	94.8	96.1	95.4

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2004	2003	% Change	2004	2003	% Change
Revenue by segment
Data Warehousing
Data Warehousing solution	$260	$233	12%	$495	$450	10%
Data Warehousing support services	71	67	6%	142	128	11%

Total Data Warehousing	331	300	10%	637	578	10%
Financial Self Service	330	260	27%	581	486	20%
Retail Store Automation	212	204	4%	377	353	7%
Systemedia	117	122	(4)%	231	234	(1)%
Payment and Imaging	36	36	—	65	67	(3)%
Customer Services
Professional and installation-related services	84	81	4%	156	144	8%
Customer Service Maintenance:
Financial Self Service	139	136	2%	277	268	3%
Retail Store Automation	116	118	(2)%	229	237	(3)%
Payment and Imaging	28	27	4%	55	53	4%
Other	86	101	(15)%	182	209	(13)%

Total Customer Services	453	463	(2)%	899	911	(1)%

Other	51	56	(9)%	97	104	(7)%
Elimination of installation-related services included in both the Customer Services segment and the other reported segments	(78)	(75)	4%	(145)	(133)	9%

Total revenue	$1,452	$1,366	6%	$2,742	$2,600	5%

Operating Income (Loss) by segment

Data Warehousing	$60	$32		$109	$63
Financial Self Service	54	32		71	41
Retail Store Automation	5	—		(3)	(23)
Systemedia	1	3		3	2
Payment and Imaging	5	5		6	10
Customer Services	(8)	7		(12)	10
Other	(8)	(15)		(21)	(29)

Elimination of installation-related services operating income included in both the Customer Services segment and the other reported segments	(24)	(24)		(44)	(42)

Subtotal - Segment operating income	85	40		109	32

Pension expense	(32)	(24)		(64)	(48)

Total income (loss) from operations	$53	$16		$45	$(16)

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30 2004	March 31 2004	December 31 2003

Assets

Current assets
Cash, cash equivalents and short-term investments	$633	$666	$689
Accounts receivable, net	1,195	1,171	1,230
Inventories	382	341	308
Other current assets	205	193	195

Total current assets	2,415	2,371	2,422

Property, plant and equipment, net	703	716	746
Prepaid pension cost	1,382	1,397	1,386
Deferred income taxes	553	550	558
Other assets	387	389	368

Total assets	$5,440	$5,423	$5,480

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$4	$4	$3
Accounts payable	425	363	414
Payroll and benefits	236	234	300
Customer deposits and deferred service revenue	427	445	362
Other current liabilities	508	508	500

Total current liabilities	1,600	1,554	1,579

Long-term debt	306	308	307
Pension and indemnity	479	483	484
Postretirement and postemployment benefits	261	262	272
Other long-term liabilities	853	956	963

Total liabilities	3,499	3,563	3,605

Total stockholders’ equity	1,941	1,860	1,875

Total liabilities and stockholders’ equity	$5,440	$5,423	$5,480

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2004	2003	2004	2003
Operating Activities
Net income (loss)	$122	$(13)	$117	$(40)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	69	80	136	163
Deferred income taxes	2	1	4	(8)
Income tax adjustment	(85)	—	(85)	—
Other adjustments to income (loss), net	2	3	(1)	4
Changes in assets and liabilities:
Receivables	(24)	(25)	35	72
Inventories	(42)	(23)	(75)	(34)
Current payables	60	46	(74)	(70)
Customer deposits and deferred service revenue	(18)	(30)	65	64
Employee severance and pension	7	6	7	11
Other assets and liabilities	(12)	53	(39)	38

Net cash provided by operating activities	81	98	90	200

Investing Activities
Net expenditures for reworkable service parts	(22)	(13)	(39)	(45)
Expenditures for property, plant and equipment	(22)	(15)	(33)	(29)
Proceeds from sales of property, plant and equipment	—	3	7	4
Additions to capitalized software	(23)	(17)	(40)	(33)
Other investing activities	(6)	(1)	(17)	(3)

Net cash used in investing activities	(73)	(43)	(122)	(106)

Financing Activities
Purchase of Company common stock	(92)	(9)	(182)	(59)
Short-term borrowings, net	1	(7)	1	1
Long-term debt, net	—	—	—	—
Cash received from real estate transaction	—	—	50	—
Other financing activities	52	8	109	13

Net cash used in financing activities	(39)	(8)	(22)	(45)

Effect of exchange rate changes on cash and cash equivalents	(2)	10	(2)	10

(Decrease) increase in cash and cash equivalents	(33)	57	(56)	59
Cash and cash equivalents at beginning of period	666	528	689	526

Cash and cash equivalents at end of period	$633	$585	$633	$585